EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 27, 2017, with respect to the statements of condition including the related portfolios of American Infrastructure Growth Portfolio 2017-4 and MLP & Income Portfolio 2017-4 (included in Invesco Unit Trusts, Series 1815) as of October 27, 2017, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-219957) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
October 27, 2017